UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

BROADSOFT, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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BroadSoft, Inc., a Delaware corporation (the “Company”), filed its definitive proxy statement (the “Proxy Statement”) with the Securities and Exchange Commission (“SEC”) on December 13, 2017, relating to the Agreement and Plan of Merger, dated as of October 20, 2017, by and among the Company, Cisco Systems, Inc. (“Cisco”), and Brooklyn Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of Cisco (the “Merger Agreement”), as a result of which Merger Sub will merge with and into the Company, with the Company surviving the merger and becoming a wholly-owned subsidiary of Cisco (the “Merger”).

As previously disclosed in the Proxy Statement, on November 16, 2017, Sebastian Agostino, a purported stockholder of the Company, filed a putative class action complaint against the Company and the Company’s board of directors in the United States District Court for the District of Maryland (the “Maryland District Court”), captioned Agostino v. BroadSoft, Inc. et al., Case No. 8:17-cv-3415. On November 22, 2017, Anthony Franchi, another purported stockholder of the Company, filed a putative class action complaint against the Company, the Company’s board of directors, Cisco and Merger Sub in the Maryland District Court, captioned Franchi v. BroadSoft, Inc. et al., Case No. 8:17-cv-3488.

The Company believes that the disclosures set forth in the Proxy Statement comply fully with applicable law and denies the allegations in the pending actions. However, in order to moot plaintiffs’ unmeritorious disclosure claims, avoid nuisance and possible expense, and provide additional information to our stockholders, the Company has determined to voluntarily supplement the Proxy Statement as described in these Definitive Additional Materials. Counsel for plaintiffs in each of the actions have confirmed that these Definitive Additional Materials will moot plaintiffs’ claims and that they will accordingly dismiss those actions with prejudice as to the named plaintiffs, and without prejudice as to other stockholders. These Definitive Additional Materials should be read in conjunction with the Proxy Statement, which we urge you to read in its entirety. Nothing in these Definitive Additional Materials shall be deemed an admission of the legal necessity or materiality under applicable laws of any of the disclosures set forth herein. To the contrary, the Company specifically denies all allegations in the litigation that any additional disclosure was or is required.

In addition, the Company desires to supplement the Proxy Statement with updates related to antitrust filings in applicable foreign jurisdictions.

Supplement to Proxy Statement

All page references are to pages in the Proxy Statement, and terms used below, unless otherwise defined, have the meanings set forth in the Proxy Statement.

The disclosure under the heading “Background of the Merger” is hereby supplemented by appending the following disclosure to the fourth full paragraph on page 27 of the Proxy Statement:

During such period, representatives of Cisco informed BroadSoft that it required the execution of employment and retention agreements with Messrs. Tessler, Hoffpauir and Tholen as key BroadSoft employees (who were not identified prior to this time) as a condition to signing the merger agreement.

The disclosure under the heading “Opinion of Qatalyst Partners” is hereby supplemented by the addition of the following underlined text to the existing disclosure in the third paragraph on page 33 of the Proxy Statement:

Discounted Cash Flow Analysis

Qatalyst Partners performed an illustrative discounted cash flow analysis, which is designed to imply a potential, present value of per share values for the common stock of BroadSoft as of September 30, 2017 by:

•	adding:

a)	the implied net present value of BroadSoft’s estimated future unlevered free cash flows, based on the Projections for the fourth quarter of fiscal year 2017 through fiscal year 2021 (which implied present value was calculated by using a range of discount rates of 8.0% to 13.0%, based on an estimated weighted average cost of capital for BroadSoft);

b)	the implied net present value of a corresponding terminal value of BroadSoft, calculated by multiplying BroadSoft’s estimated net operating profit after tax (“NOPAT”) of $125 million in fiscal year 2022, based on the Projections, by a range of multiples of fully-diluted enterprise value to next-twelve-months estimated NOPAT of 15.0x to 22.0x, and discounted to present value using the same range of discount rates used in item (a) above;

c)	the estimated cash balance ($397 million), net of the face value of outstanding convertible debt ($270 million), of BroadSoft as of September 30, 2017, as provided by BroadSoft’s management; and

•	dividing the resulting amount by the number of fully-diluted shares of BroadSoft common stock (calculated using the treasury stock method) outstanding, taking into account RSUs, PSUs and stock options outstanding as of October 18, 2017, as provided by BroadSoft’s management and treating in-the-money convertible debt on a net share basis, and applying a dilution factor of approximately 18% derived from the forecasted stock based compensation provided to Qatalyst Partners in the Projections, which BroadSoft’s management directed Qatalyst Partners to use for purposes of its opinion.

The disclosure under the heading “Opinion of Jefferies” is hereby supplemented by the addition of the following underlined text to the existing disclosure in the second paragraph on page 44 of the Proxy Statement:

Discounted Cash Flow Analysis

Jefferies performed a discounted cash flow analysis to estimate the present value of the free cash flows of BroadSoft through the fiscal year ending 2022 using the Projections, discount rates ranging from 10.8% to 12.8%, which were based on a weighted average cost of capital calculation for the selected companies, and a net operating profit after taxes next-twelve-months multiple ranging from 14.0x to 20.0x. Jefferies also, per BroadSoft’s management guidance, assumed that all net operating losses would be fully utilized by the end of 2019 and BroadSoft would have a 20% long term cash tax rate through the fiscal year ending 2020 and thereafter. To determine the implied total equity value for BroadSoft, Jefferies subtracted total estimated debt as of December 31, 2017 ($270 million) and added estimated cash and cash equivalents as of December 31, 2017 ($415 million) to the implied enterprise value of BroadSoft. To derive an implied equity reference range per share of BroadSoft common stock, as compared to the consideration to be received by the holders of BroadSoft common stock (other than Cisco and its affiliates) pursuant to the merger, Jefferies divided the total implied equity value by the amount of BroadSoft’s fully diluted shares of common stock (calculated using the treasury stock method) outstanding, taking into account RSUs, PSUs and stock options outstanding and treating in-the-money convertible debt on a net share basis, based on the capitalization table provided to Jefferies by BroadSoft’s management on October 18, 2017 and the forecasted stock based compensation provided to Jefferies in the Projections, which BroadSoft’s management directed Jefferies to use for purposes of its opinion. This analysis indicated an implied equity reference range per share of common stock of $37.86 to $50.47 (based on approximately 41 million shares of BroadSoft common stock comprising shares of fully diluted BroadSoft common stock and shares of forecasted stock based compensation).

The disclosure under the heading “Opinion of Jefferies” is hereby supplemented by the addition of the following underlined text to the existing chart contained under the caption “Other Information” on page 44 of the Proxy Statement:

Time Period Prior to Announcement	25th Percentile	Median	75th Percentile
One-Day Premium	20%	28%	44%
20-Day Premium	27%	38%	53%

The disclosure under the heading “Antitrust Matters” is hereby updated by replacing the last sentence of the first full paragraph on page 4 of the Proxy Statement and the sixth sentence of the third full paragraph on page 61 of the Proxy Statement with the following disclosure:

On January 8, 2018, Cisco filed a notice with the German Federal Cartel Office in coordination with BroadSoft.

Forward-Looking Statements

The statements above contain forward-looking statements regarding the proposed merger acquisition of the Company by Cisco. These statements are based on plans, estimates and projections at the time the Company makes the statements, and readers should not place undue reliance on them. In some cases, readers can identify forward-looking statements by the use of forward-looking terms “may” and “will.” Forward-looking statements involve inherent risks and uncertainties, and the Company cautions readers that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Factors that could cause actual results to differ materially from those described in the above statements include, among others: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement and the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the proposed merger. Additional risks are described in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, and its subsequently filed reports with the SEC. Readers are cautioned not to place undue reliance on the forward-looking statements included in the statements above, which speak only as of the date hereof. The Company does not undertake to update any of these statements in light of new information or future events.

Additional Information and Where to Find It.

In connection with the proposed transaction, the Company filed a definitive proxy statement relating to the proposed transaction with the SEC on December 13, 2017. The definitive proxy statement has been mailed to the Company’s stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of the definitive proxy statement and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, on the Company’s Investor Relations website at www.investor.broadsoft.com or by contacting BroadSoft Investor Relations at (561) 404-2130.

The Company, Cisco and their respective directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information regarding the special interests of the Company’s directors and executive officers in the proposed transaction is included in the proxy statement described above. These documents are available free of charge at the SEC’s web site at www.sec.gov and from the Company’s Investor Relations as described above. Information about Cisco’s directors and executive officers can be found in Cisco’s definitive proxy statement filed with the SEC on October 25, 2017, annual report on Form 10-K filed with the SEC on September 7, 2017, Form 8-K filed with the SEC on December 14, 2017, Form 8-K filed with the SEC on December 12, 2017, Form 8-K filed with the SEC on September 18, 2017 and Form 8-K filed with the SEC on March 13, 2017. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing Cisco’s Investor Relations website at http://investor.cisco.com.